Exhibit E(3)

LMIS – LEGG MASON FUNDS

ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

Attachment A

Investment Company	Fund
Legg Mason Tax-Free Income Fund	Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Legg Mason Investment Trust	Legg Mason Capital Management Opportunity Trust

Legg Mason Global Asset Management Trust	Legg Mason International Opportunities Bond Fund
Legg Mason Strategic Real Return Fund
Legg Mason BW Diversified Large Cap Value Fund
Legg Mason Capital Management Disciplined Equity Research Fund
Legg Mason BW Absolute Return Opportunities Fund
Legg Mason Capital Management Value Trust
Legg Mason Capital Management Special Investment Trust
Legg Mason Capital Management Growth Trust
Legg Mason Batterymarch International Equity Trust
Legg Mason Batterymarch Emerging Markets Trust
Legg Mason Batterymarch U.S. Small-Capitalization Equity Portfolio
Legg Mason BW Global Opportunities Bond Fund

Dated as of April 30, 2012